Exhibit (d)(4)

EMPLOYEE STOCK

PURCHASE PLAN

A Section of the CCCI Benefits Handbook

Revised as of March 2024

Table of Contents

Summary of Primary Eligible Features

	Plan	2

	Eligibility	2

	Participation	2

	Employee Contribution	2

	Stock Purchases and Report Processing	2

	Cash and Stock Dividends	2

	Stock Certificates	2

	Voting Rights	2

	Expenses	2

	Withdrawal from Plan	3

	Suspension of Deductions	3

	Amendments and Termination of the Plan	3

	Federal Income Tax	3

	Administration	3

	Trade Date	3

	Settlement Date	3

Detail of Primary Features

1.	Establishment of Plan	4

2.	Purpose	4

3.	Eligibility	4

4.	Participation	4

5.	Employee Contribution	4

6.	Administrative Agent	5

7.	Initiation of Participation in the Plan	5

8.	Stock Purchases	5

9.	Agent’s Custody of Stock	6

10.	Participant’s Rights in the Stock	6

11.	Expenses	6

12.	Reports to Participants	7

13.	Withdrawal from Plan	7

14.	Determination of “Market Value” and “Withdrawal Date”	8

15.	Suspension of Payroll Deductions	8

16.	Retirement, Death or Termination of Employment	8

17.	Administration of the Plan	8

18.	Amendment and Termination of the Plan	9

19.	Risk of Stock Ownership	9

20.	Liability of Company and Agent	9

21.	Tax Consequences	9

22.	Miscellaneous	10

23.	Addresses	10

24.	Information	10

Employee Stock Purchase – 1

Summary of Primary Features

Plan — The Plan is not a retirement plan or a plan of deferred compensation and is not subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Eligibility — all regular, full-time, non-union teammates over 18 years of age, unless limited by SEC regulations, are eligible to enter the Plan on the first day of employment. Part-time teammates are not eligible to participate in the Plan. However, if a full-time teammate becomes part-time, eligibility continues under the Plan.

In the event that a non-union teammate transfers to union status, eligibility and participation in the Plan will cease as of the date the teammate becomes a union covered teammate. In addition, the new union teammate will have the option to withdrawal from the Plan and may either sell their shares of the Company stock or request their stock certificates. See the “Withdrawal from Plan” section of this document for additional information.

Participation — participation is voluntary. New Participants may join at any time by completing a Payroll Deduction Authorization Form.

Employee Contribution — payroll deduction each pay period. The Participant may contribute from a minimum of $5.00 per pay period to a maximum of $5,000 annually.

Stock Purchases and Report Processing — purchases are made monthly. Quarterly statements will be mailed to Participants by the Administrative Agent (“Agent”) monthly.

Cash and Stock Dividends — will be added to Participant accounts as long as the shares are held by the Agent.

Stock Certificates — will be issued to the Participant for full shares in his/her account after a Notice of Withdrawal From Participation Form is received by the Agent.

Voting Rights — proxies are sent to Participants.

Expenses — all administration, Agent fees and share acquisition fees are paid by the Company.

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Withdrawal from Plan — a withdrawal from the Plan is defined as ceasing payroll deductions and the teammate either selling their shares of Company stock or requesting their stock certificates. A teammate must complete a Notice of Withdrawal From Participation Form, create a ticket via the HR Service Request Tool and attach the form to the request. Teammates will be ineligible to participate in the Plan for six months.

Suspension of Deductions — ceasing payroll deductions, but not withdrawing money or certificates from the teammate’s account. The teammate must complete a Payroll Deductions Authorization Form, create a ticket via the HR Service Request Tool and attach the form to the request.

Amendments and Termination of the Plan — by the Company upon 30 days written notice to the Participants and the Agent.

Federal Income Tax — will apply to the Participant’s contributions and to cash dividends and capital gains.

Administration — the Plan will be administered by the Administrative Agent.

Trade Date — for purposes of this Plan, the Trade Date will be the 10th of each month as defined in Section 8.

Settlement Date — the third business day following the Trade Date.

Employee Stock Purchase – 3

Detail of Primary Features

1.

Establishment of Plan. Coca-Cola Consolidated, Inc., hereinafter referred to collectively as the “Company,” hereby establishes a plan to be known as the Employee Stock Purchase Plan of Coca-Cola Consolidated, Inc., hereinafter referred to as the “Plan.”

2.

Purpose. The purpose of the Plan is to give teammates wishing to do so, a means of purchasing stock in the Company through payroll deductions. The Company believes that ownership of stock by teammates will foster greater teammate interest in the Company’s success, growth, and development. The class of stock which is to be purchased under the Plan is the Coca-Cola Consolidated, Inc. Common Stock (NASDAQ: COKE), hereinafter referred to as the “Stock.”

3.

Eligibility. All regular, full-time, non-union teammates over 18 years of age are eligible to participate in the Plan on a voluntary payroll deduction basis. A teammate is eligible for participation in the Plan on the first day of employment. Part-time teammates are not eligible to participate in the Plan, however, if a full-time teammate becomes part-time, eligibility continues under the Plan.

If a teammate who has become a Participant in the Plan subsequently withdraws all funds from the Plan and stops contributing to the Plan, he/she is ineligible to participate in the Plan for six months from the Withdrawal Date (as defined in Section 13).

A Participant may suspend payroll deductions with no penalty by completing a Payroll Deduction Authorization Form (as defined in Section 15).

4.

Participation. Participation in the Plan is entirely voluntary. An eligible teammate may become a Participant in the Plan (“Participant”) by completing a Payroll Deduction Authorization Form, creating a ticket via the HR Service Request Tool and attaching the form to the request. The teammate incurs no fee on becoming a Participant.

5.

Employee Contribution. Each Participant will make a contribution under the Plan in an amount determined by the Participant which will range from a minimum of $5.00 per pay period to a maximum of $5,000 annually. A payroll deduction will be taken each pay period. Subject to the above restrictions, the Participant may at any time change the amount of his/her payroll deduction by completing a Payroll Deduction Authorization Form, creating a ticket via the HR Service Request Tool and attaching the form to the request. This change will be effective as soon as administratively feasible following receipt of the properly completed form.

Employee Stock Purchase – 4

6.

Administrative Agent. EQ Equity Plan Solutions (hereinafter referred to as the “Agent”) has agreed to receive and hold funds and stock in the Plan and to administer the Plan. The Agent, with the consent of the Administrative Committee of the Company, established pursuant to Section 17, will have the power and authority to establish such procedures as the Agent deems necessary to affect equitably the provisions and intent of the Plan.

7.

Initiation of Participation in the Plan. The teammate initiates his/her participation in the Plan by completing the Payroll Deduction Authorization Form, creating a ticket via the HR Service Request Tool and attaching the form to the request. As soon as practicable upon timely receipt of the Payroll Deduction Authorization Form, and until the Participant either changes the amount of his/her payroll deduction or withdraws from the Plan, the Company will deduct the authorized amount from each of the Participant’s regular paychecks. The Company will remit this amount to the Agent, to be added to the Participant’s “Cash Position” in an individual account to be established by the Agent for each Participant.

8.

Stock Purchases. The Agent will purchase shares of Stock in the open market at the then current market price for each Participant’s account with the funds then available in such account. The Company will bear the expenses of such purchases. Such purchases will be made once in each calendar month on the 10th day of such month, if the following two conditions are met: (1) such day is a trading day for the Stock; and (2) purchases of the Stock on such day are permitted under the Federal Securities Laws and all other applicable laws. To the extent that these two conditions are not met on the 10th day of the month, the Agent will make purchases on the first day following which these two conditions are met. The shares so purchased will be allocated to each Participant’s “Stock Position” in his/her account on the Settlement Date.

While no fractional shares will be purchased in the market, each Participant’s Stock Position will reflect an allocation of fractional shares up to three decimal places. All shares so purchased may be purchased and held in the name of the Plan, the Agent or the Agent’s nominee. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market or in negotiated transactions; provided, however, that no purchases may be made from the Company or from an affiliate of the Company. In making such purchases, the Agent may commingle the Participant’s funds with those of other Participants. Neither the Company nor the Agent will have any liability in connection with the timing of such purchases or the price at which the Stock is purchased.

Employee Stock Purchase – 5

9.

Agent’s Custody of Stock. Stock allocated to a Participant’s account is fully vested in that account, notwithstanding the fact that the Stock may be held in the name of the Plan, the Agent or the Agent’s nominee. Until otherwise notified in writing as provided in Section 10, the Agent will hold the shares of Stock in book entry position for each Participant’s account. All dividends on Participant’s shares must be reinvested. As long as such shares of Stock are held by the Agent, all cash dividends, if any, received by the Agent, with respect to such shares will be credited to the Participant’s Cash Position in his/her account. Cash dividends on shares in which the Participant has a fractional interest will be credited to the Participant’s Cash Position in proportion to his/her interest. All funds credited to the Participant’s Cash Position will be held in a non-interest-bearing account to be used to purchase Stock at the next available purchase date.

Any stock dividends or shares issued pursuant to any stock split received by the Agent with respect to shares of Stock held in a Participant’s account will be credited to his/her Stock Position on a proportionate basis. The Agent will sell any stock rights or warrants applicable to any Stock held in a Participant’s account and add the proceeds to the Participant’s Cash Position in his/her account. If such rights or warrants do not have a market value, the Agent may allow them to expire.

10.

Participant’s Rights in the Stock. Stock certificates will be issued to a Participant for full shares in his/her account if he or she requests this in writing to Human Resources. Upon the issuance of such certificates, the Participant will have all rights therein, and neither the Agent nor the Company will have any responsibility with respect to such certificates or such Stock.

The Agent will not vote on shares held for in the Participant’s account. A proxy form will be forwarded to each Participant of record to be voted in for his/her own discretion. All other communications from the Company to its shareholders will be forwarded to each Participant of record.

11.

Expenses. The Company will bear the expenses of administering the Plan, including having the Agent purchase shares of the Stock and hold them until certificates are issued to the Participants. The Company will also pay transfer taxes, if any are incurred in transferring the stock from the Plan to the Participants.

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Expenses, which a Participant would normally pay if he/she purchased stock through a broker, will be borne by the Company. This will include any broker’s fees, commissions and postage actually incurred.

Expenses to sell stock are paid by the participant at a brokerage sale fee of $0.05 per share and deducted from the participant’s gross proceeds at the time of the sale.

12.

Reports to Participants. The Agent will render quarterly statements to each Participant in the Plan for the calendar quarter just ended: (a) Employee payroll deductions; (b) dividends credited; (c) shares allocated or credited to the Participant’s Stock Position; (d) the cost per share of allocated shares; (e) the number of shares for which certificates have been issued, if any; and (f) the beginning and ending balances of the Participant’s Stock Position and Cash Position in his/her account.

13.

Withdrawal from Plan. In order to withdraw from the Plan, a Participant must complete a Notice of Withdrawal From Participation Form, create a ticket via the HR Service Request Tool and attach the form to the request. As soon as practicable after receipt of the form, the Participant’s account will be closed and certificates for all full shares of stock in his/her account will be issued to the Participant. No fractional shares will be issued to the Participant, but the value of any such fractional interest which has been credited to his/her Stock Position will be credited to his/her Cash Position in the account. Such fractional interest will be valued in proportion to the sale price of one share of COKE stock sold on the Trade Date.

As soon as practicable after the Withdrawal Date, the Agent will forward to the Participant the certificates for any full shares of Stock in the Participant’s account (as shown by his/her ending Stock Position) and a check for the amount of uninvested funds in his/her account, including the credit for the value of any fractional interest and the net proceeds of any sale of full shares (as shown by his/her ending Cash Position).

If the Participant, in the Notice of Withdrawal From Participation Form so requests, the Agent will sell all (but not less than all) of the full shares of Stock held in the Participant’s account “at market” on the Withdrawal Date (as defined in Section 14) and will remit the net proceeds of such sale (proceeds less the costs of sale) to the Participant in lieu of issuing to him/her the certificates for such full shares. If the Participant does not specifically so request, the Agent will not sell such shares, but will issue the certificates for such shares to the Participant in his/her own name.

Employee Stock Purchase – 7

When a teammate withdraws from participation in the Plan, the Agent closes the account. The teammate is ineligible to rejoin the Plan for six months from the Withdrawal Date.

14.

Determination of “Market Value” and “Withdrawal Date.” For purposes of Section 13, “Market Value” will mean the average of the closing bid and asked prices of the Stock in the over-the-counter market, as reported by National Association of Securities Dealers Automated Quotations Systems (“NASDAQ”).

The “Withdrawal Date” will be the first full business day following the day the Participant’s notice of Withdrawal From Participation Form is received by the Agent. For purposes of determining the value of fractional interests in shares, if there has been no reported trading in the Stock on the Withdrawal Date, then such fractional interest will be valued in proportion to the Market Value of the Stock on the last previous date on which trades in the Stock were reported.

15.

Suspension of Payroll Deductions. A Participant may elect to suspend payroll deductions for a period of time without withdrawing any money or having the stock certificates issued to him/her. The Participant must complete the Change section of a Payroll Deduction Authorization Form, create a ticket via the HR Service Request Tool and attach the form to the request. There will be no six-month penalty for a Suspension of Payroll Deductions. The Participant may re-enter the Plan at any time by completing a new Payroll Deduction Authorization Form.

16.

Retirement, Death or Termination of Employment. Notice of the retirement, death or termination of employment of a teammate constitutes notice of withdrawal from the Plan. The Company will mail a letter explaining the Participant’s options for withdrawal. If the Participant does not respond, certificates will be issued to the Participant at his/her last known address for all full shares of stock. If the termination is by reason of death, settlement will be made to the Participant’s duly appointed personal legal representative after the satisfaction of any applicable requirements of law.

17.

Administration of the Plan. The Plan is to be administered by the Agent subject to the supervision of an Administrative Committee composed of officers, directors or teammates of the Company appointed by and responsible to the Board of Directors of the Company. The Administrative Committee may adopt rules, regulations and procedures to resolve matters not specifically covered by the Plan. The Board of Directors of the Company retains all power and right to amend or terminate the Plan as set forth in Section 18.

Employee Stock Purchase – 8

18.

Amendment and Termination of the Plan. The Company reserves the right to amend or terminate this Plan at any time upon 30 days’ written notice to Participants and to the Agent setting forth the effective date of the amendment or termination. The Company, with the consent of the Agent, may also terminate or amend the Plan at any time upon timely notice to the Participants in order to correct any non-compliance of the Plan with any applicable law. Any amendments or termination, however, will not affect any Participant’s interest in the Plan which has accrued prior to the date of the amendment or termination.

In the event of termination of the Plan, the Agent will make a distribution of Stock and cash as if each Participant had withdrawn from the Plan. As soon as practicable, the Agent will issue to each Participant, all of the full shares held in his/her account, plus a check in the amount equal to the Cash Position in the account.

19.

Risk of Stock Ownership. The Participant assumes all risks inherent in any stock purchase with respect to any Stock purchased under the Plan, whether or not the actual stock certificate has been issued to the Participant. A Participant has no guarantee against a decline in the price or value of the Stock, and the Company assumes no obligation for repurchase of the participating teammate’s Stock purchased under the Plan. A Participant has all the rights of any other shareholder of the Stock with respect to the full shares of Stock issued to him/her under the Plan.

20.

Liability of Company and Agent. Neither the Company nor the Agent will be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for a Participant’s account and the times when such purchases or sales are made, or (b) for any fluctuation in the market value after purchase or sale of shares or (c) for continuation of a Participant’s account until receipt by the Company of notice in writing of such Participant’s death.

21.

Tax Consequences. The Plan is established as a “non-qualified” stock purchase plan. Neither the Company nor the Agent makes any representation as to the tax consequences of an individual teammate’s participation in the Plan. However, it is contemplated that the payroll deductions for each Participant will be included in his/her gross income along with the rest of his/her compensation. The Company will compute withholding taxes and employment taxes without taking into consideration any payroll deduction pursuant to the Plan. The Plan is not a retirement plan or a plan of deferred compensation and is not subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Employee Stock Purchase – 9

Cash dividends credited to the Cash Account of a Participant will generally be included in the gross income of the Participant for Federal income tax purposes. A participant may also realize taxable income from any gain on the sale of his/her Stock by the Agent. The Participant retains all responsibility to report all income as required by applicable tax laws and retain the year-end statements for recording a cost basis.

22.

Miscellaneous. Except as expressly provided herein, a Participant will have no right to sell, assign, encumber or otherwise dispose of his/her rights in his/her individual account. No Participant will have any right to draw checks or drafts against his/her individual account or to instruct the Agent to perform any act not expressly provided for herein.

23.	Addresses.

The Agent:	EQ Equity Plan Solutions
123 South Broad Street
PA 1328
Philadelphia, PA 19109

The Company:	Coca-Cola Consolidated, Inc.
4100 Coca-Cola Plaza
Charlotte, NC 28211

All notices to Participants will be sent to the address maintained in the Payroll system at Coca- Cola Consolidated, Inc. It is the responsibility of the Participant to notify Human Resources of any address changes. All notices to Participants will be deemed to have been given at the earlier of (i) the date on which the Participant actually receives the notice or (ii) two days after the notice is mailed, postage prepaid, to the address at which notices to the Participant are to be sent in accordance with this Section.

24.	Information. Any questions teammates have regarding the value of their account can contact EQ Equity Plan Solutions at (866) 709-7704 or by logging onto www.equiniti.com.

Employee Stock Purchase – 10